As filed with the Securities and Exchange Commission on December 30, 1997
                                                              File No. 333-39227


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ELEPHANT & CASTLE GROUP INC.
             (Exact name of Registrant as specified in its charter)

     Province of British Columbia                         Not Applicable
--------------------------------------------------------------------------------
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                       Identification Number)

                                856 Homer Street
                   Vancouver, British Columbia, Canada V6B 2W5

                                 (604) 684-6451

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          JEFFREY M. BARNETT, President

                                856 Homer Street
                   Vancouver, British Columbia, Canada V6B 2W5

                                 (604) 684-6451

(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:


                           MICHAEL D. DiGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500


         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
   Title of Each Class                                     Proposed Maximum           Proposed Maximum
   of Securities to be            Amount to be              Offering Price               Aggregate                  Amount of
        Registered                Registered                 Per Share(1)            Offering Price(1)          Registration Fee
       ------------               -----------               --------------           ------------------         ----------------
Common Stock,
without par value                577,421 shs.(2)                 $8.5625                   $4,944,167                  $1,498.23 (3)

Common stock,
without par value                 59,500 shs. (4)                $7.5625                   $  449,969                  $  132.74
                                                                                                                       ---------
TOTAL                                                                                                                  $1,630.97 (3)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the Common Stock on The Nasdaq Small Cap Market on October 29, 1997 or December 23, 1997.

(2) Includes 281,125 shares of Common Stock issuable upon exercise of certain Warrants and 296,296 shares of Common Stock issuable upon conversion of certain Debentures. Additional shares of Common Stock issuable in the future upon exercise of the Warrants and conversion of the Debentures pursuant to certain anti-dilution adjustments are also being registered hereunder.

(3)  $1,498.23 was previously paid

(4) Additional shares being registered on Amendment No. 1 to the Registration Statement.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registratiuon statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

PROSPECTUS
Subject to Completion, December 30, 1997

                                 636,921 Shares
                          ELEPHANT & CASTLE GROUP INC.
                                  Common Stock

         The 636,921 shares of common stock, without par value (the "Common Stock"), to which this Prospectus relates (the "Shares") are being offered, from time to time, on behalf of and for the account of certain stockholders (the "Selling Stockholders") of Elephant & Castle Group Inc. (the "Company") as identified herein under "Selling Stockholders." Shares in the aggregate amount of 296,296 are issuable upon conversion of certain 6% convertible debentures (the "Debentures") and Shares in the aggregate amount of 281,125 upon exercise of certain common stock purchase warrants (the "Warrants") issued to the Selling Stockholders by the Company. The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by the Selling Stockholders and/or broker-dealers, in one or more transactions (which may involve crosses and block transactions) on over-the-counter markets or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has agreed to indemnify the Selling Stockholders, underwriters who may be selected by the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution."

                             ----------------------
         These securities involve a high degree of risk. See "Risk Factors" commencing on page 6.
                             -----------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

         The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby other than proceeds upon the exercise of the Warrants. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is listed for trading on The Nasdaq SmallCap Market. On December 22, 1997, the closing bid price of the Common Stock as reported by The Nasdaq SmallCap Market was $7.50 per share.

                The date of this Prospectus is __________, 1998.

                                TABLE OF CONTENTS




Available Information

Incorporation of Certain Documents by Reference

The Company

Risk Factors

Use of Proceeds

Selling Stockholders

Plan of Distribution

Legal Matters

Experts



         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's web site at http://www.sec.gov. The Common Stock is traded on The Nasdaq SmallCap Market and reports and other information concerning the Company may be inspected and copied at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 1-12134) under the Exchange Act:

         (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996;

         (b) The Company's Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

         (c) The Company's Registration Statement on Form 8-A for a description of the Common Stock.

         All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to Jeffrey M. Barnett, President, 856 Homer Street, Vancouver, British Columbia, Canada V6B 2W5, telephone number (604) 684-6451.

                                   THE COMPANY

General

         The Company operates a chain of 20 full-service dining restaurants and pubs, 14 of which are located in Canada and six of which are located in the United States. Prior to the initial public offering of the Company's securities in June of 1993, the Company operated 12 restaurants under the name "The Elephant & Castle Pub & Restaurant" all located in major shopping malls and office complexes from Victoria, B.C. to Ottawa, Ontario. At that time, the Company's only U.S. based restaurant, also operated under the "Elephant & Castle" name, was located in a large suburban mall near the United States/Canadian border in Bellis Fair, Washington.

         The Company remains in the early stages of a previously announced business plan which contemplates a major expansion/refocusing of its restaurant operations. The Company intends to shift most of its restaurants to (i) major hotel or other urban high traffic locations; (ii) many of which will be in the United States; and (iii) adding alternative menu formats, not limited to the Elephant & Castle English-pubs concept.

         Of the 20 restaurants currently operated by the Company, six are now based in the United States (including the restaurant at Bellis Fair, Washington); six (four in the U.S. and two in Canada) are within the four walls of major hotel operations, and an additional unit under construction is a planned hotel restaurant operations; and two of the units have introduced alternative menu concepts, Rosie's (a New York style Deli) at Rosedale Hotel in Vancouver, British Columbia and the Alamo (a red meat steakhouse) at the Mall of America, Bloomington, Minnesota.

         The Company was incorporated in British Columbia on December 14, 1992, as a holding corporation for is theretofore existing separate restaurant corporations, which had been owned and operated by the founders of the Company for a number of years. Effective October 1, 1997, the Company's executive offices are located at 856 Homer Street, Vancouver B.C., Canada V6B 2W5; its telephone number is (604) 684-6451.

         Unless the context otherwise requires, references to the "Company" contained in this Prospectus include all subsidiaries of the Company.

Recent Developments

         Effective as of March 17, 1997, the Company entered into agreements with Rainforest Cafe, Inc. ("Rainforest"), with respect to the ownership and operation of a new jointly-owned entity, Canadian Rainforest Restaurants, Inc. ("CRRI"). Rainforest, a U.S. corporation, has developed a unique restaurant concept, having a rainforest theme and incorporating a retail shop offering consumer merchandise reflecting such theme and related items. The Company formed CRRI to be jointly owned by the Company and Rainforest and to undertake the development of Rainforest restaurants within Canada.

         Rainforest granted to the Company, and the Company assigned to CRRI, the exclusive right to develop rainforest-themed restaurants in the territory of Canada. The agreements require CRRI to have a total of five Rainforest restaurants opened in the territory by March 17, 2001, the first of which is required to be opened by March 17, 1998, and one additional restaurant each nine
(9) months thereafter.

         The Company agreed to pay a non-refundable development fee of U.S. $500,000 for the Canadian territorial development rights, of which $250,000 was paid upon execution of the Agreement, and the remainder is payable in $50,000 installments on or before December 31 of each year, beginning in 1997.

         Rainforest agreed to subscribe to the initial $200,000 of capital contributions for CRRI, and the Company made $100,000 of initial capital contributions to CRRI. The Company and Rainforest have further agreed to make equal capital contributions for the development of the Canadian Rainforest restaurants, anticipating that a maximum of CDN $18 million will be required by CRRI for the first three restaurants which will be opened directly by CRRI. The initial directors of the joint venture company are two appointees of each of the Company and Rainforest, and a fifth "independent" director, nominated by the Company.

         Under the Area Development Agreement, a license is required for each restaurant unit. A fixed license fee in the amount of U.S. $100,000 is payable for each restaurant ($25,000 upon signing a lease and $75,000 on opening the restaurant). In addition, each restaurant licensee will pay a percentage royalty based on annual gross revenue from food and beverage sales expected to average approximately 6% per annum, and a fixed fee of 10% payable on all merchandise sales. the Company receives a management fee of 1.5% per annum on all sales at the restaurants.

         The cash flow from operations of CRRI will be shared equally by the Company and Rainforest. Neither party may transfer their shares of CRRI, otherwise than with the consent of the other. After seven years, Rainforest has the first option, without the Company's consent, to purchase the Company's interest in the venture. The option price is five times the average of the CRRI's EBITDA for the twelve (12) months immediately preceding the exercise of the option. There is a minimum option price in favor of the Company, equal to a guaranteed 15% per annum return on capital until the 8th anniversary of the opening of the first restaurant, declining to a guaranteed 8% per annum return, until the 15th anniversary of the opening of the first restaurant. There is an alternative minimum price in the event that CRRI has incurred losses. The Company has an equivalent right to buy out Rainforest's interest in CRRI after the 15th year of the venture. No minimum price applies after the 15th year. The Area Development Agreement terminates, unless renewed, at the 20th anniversary.

         Based upon time favorable results of operations which have been achieved by Rainforest at its U.S. units to date, the Company anticipates that the addition of the Canadian Rainforest opportunity will significantly impact upon its future results from operations. In the opinion of management, negotiations are successfully progressing towards the making of the first leases for the Canadian Rainforest facilities, the first of which is intended be located in Vancouver, British Columbia, Canada, and the second of which will likely be located in a revamped entertainment center at the old Montreal Forum, Montreal, Canada. Ground breaking on the first of these units is expected to occur imminently.

         In addition to Canadian Rainforest, the Company has started a new U.S. based subsidiary, Elephant & Castle International, Inc. ("International"), which will focus on franchising opportunities for the Company's brands and other brands at hotel and resort properties and other suitable locations, Martin
O'Dowd, the former President of Rainforest, and current President of the Company's U.S. Operations, heads up the franchising effort. Mr. Colin Stacey, former President of Keg Restaurants, a privately-held chain of Canadian mid-sized restaurants, has been added as the Company's Chief Operating Officer. Both Mr. O'Dowd and Mr. Stacey serve on the Company's Board of Directors.

         In July of 1997, the Company completed an additional placement of $2,000,000 of 6% Convertible Subordinated Debentures (the "Debentures") and warrants to purchase 20,000 shares of Common Stock with CPR USA, a wholly-owned subsidiary of the French Bank Compagnie Parisienne de Rescompte and certain affiliates and subsidiaries thereof (collectively "CPR"). The placement with CPR was arranged by JW Charles ("JWC") which was compensated in connection therewith. The Debentures are convertible at the lesser of $10.00 or 85% of the closing market price for the shares over any five day period immediately prior to exercise; provided that the maximum number of shares that the Debentures may be converted into is 296,296. If more shares than 296,296 would have been issued but for this limitation, the Company will be obligated, at the request of CPR, to redeem the balance of the Debentures (i.e., $2,000,000 less the product of 296,296 and such closing market price) at 115% of such balance. The Company may also redeem, at its option, the Debentures being converted at 115% of the amount of Debentures being converted. The Debentures automatically convert, if not previously converted, on July 31, 2000. The Company is obligated to register a maximlum of 296,296 shares of Common Stock issuable upon conversion of the Debentures and the 20,000 shares of Common Stock issuable upon exercise of the warrants. Such shares have been registered pursuant to a registration statement of which this Prospectus is a part.

         In November 1997, the Company completed a financing for an additional US $2,000,000 convertible subordinated note with General Electric Investment Private Placement Partners II, a U.S. based limited partnership ("GEIPPP"). This was the third tranche of financing pursuant to a 1995 agreement with GEIPPP. Pursuant to such agreement, similar financing of U.S. $3,000,000 was completed in 1995, similar financing of U.S. $2,000,000 was completed in March 1997 and similar financing of U.S. $2,000,000 is available in the future under certain conditions.

         The existence of the issues of convertible debt discussed in the prior two paragraphs have had and may have in the future certain impact on the Company's results of operations. The GEIPPP debt included certain bonus shares that have been accounted for as an additional interest expense. The GEIPPP debt is unlikely to be converted into Common Stock unless the market price of the Common Stock is in excess of the $8.000 per share conversion price. If the GEIPPP debt is converted, there will be a dilution in earnings per share at the time of conversion. The CPR debt is effectively a deferred placement of Common Stock at the lesser of $10.00 or 85% of the closing market price for the shares at the time of conversion. The discount from market price at the time of conversion will reduce the proceeds received by the Company and the net equity per share derived by the Company from the transaction. A floor price of $6.75 per share exists in the transaction, resulting in a maximum of 296,296 shares issuable upon conversion of the $2,000,000 Debentures. The Company may be obligated to redeem a portion of the Debentures if conversion would result in the issuance of a greater number of shares than the maximum. The Debentures are automatically converted at July 31, 2000.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risks and speculative factors, among other things, in making a decision concerning the purchase of securities offered hereby:

Risks Relating to the Company

         Losses from Operations. The Company has incurred losses from operations during 1995, 1996 and the first nine months of 1997. For the year ended December 31, 1996, the Company's net loss was CDN $1,173,198, as compared to a net loss of CDN $1,578,167 in the prior year. The 1995 figure includes a one-time reserve of CDN $900,000 for closing costs and legal expenditures in connection with the closing of three locations. The 1996 loss per share was CDN $0.44 compared to CDN $0.63 in the prior year. During the nine months ended September 30, 1997, the Company's net loss was CDN $1,025,551 (CDN $0.35 per share) against CDN $924,626 (CDN $0.35 per share) in the prior period.

         No Assurance of Future Growth. The Company currently operates a chain of 20 full service restaurants. The Elephant & Castle chain was developed and expanded relatively slowly over a geographically wide and economically diverse area principally in Canada and at mall locations, prior to the Company's initial public offering of securities in mid-1993. Since mid-1993, the Company has sought to expand by changing its focus from mall locations to hotel and resort food and beverage operations and related facilities. The Company's ability to open additional restaurants depends upon a number of factors, including relationships with hotel and resort operators, the availability of suitable locations, the hiring and training of appropriate personnel, and adequate restaurant financing on favorable terms. There can be no assurance that the Company will be able to build or acquire new restaurants in desired locations at an acceptable pace, or if such units are built or acquired, that such restaurants will be able to be operated successfully over the long term.

         Limited Experience in Hotel and Resort Food and Beverage Operations. The application of the Company's operating and administrative skills to food and beverage services at hotels and resorts presents different challenges than restaurant management and development. The Company's initial venture into hotel operations, with Shilo Hotel resort operations in Yuma, Arizona and Pomona, California, was unsuccessful and resulted in termination of the leases and litigation, which is continuing. The Company's initial two restaurants with Holiday Inn at facilities in Winnipeg, Canada and Philadelphia, Pennsylvania have been favorably received. The Company has also recently opened restaurants at the Holiday Inn in San Diego, California, in the theater district in Toronto, Canada, and at separate hotel locations in Seattle, Washington and Boston, Massachusetts.

         Disproportionate Assets in Canada. All but five of the existing restaurants owned by the Company are currently located in Canada. The Company will also be investing substantially in Canada in the future through its 50% interest in Canadian Rainforest Restaurants, Inc., a joint venture company owned with Rainforest Cafe, Inc. (See "New Developments".) Certain adverse changes in economic conditions in Canada have disproportionately affected the Company in the past. In addition, since consumer tastes change from region to region and locale to locale, there is a risk that any new markets (whether in the United States or otherwise) may not be as receptive to the Elephant & Castle format and menu, as have been pre-existing locations.

         Fluctuating Exchange Rates. The Company publishes its consolidated financial statements in Canadian dollars (CDN $), including the translation of results from U.S. operations into Canadian currency. The exchange rate between Canadian dollars and United States dollars varies from time to time based upon, among other factors, economic conditions and interest rates in each country. Fluctuations in exchange rates are not expected to be material to the Company's business in the future. Such fluctuations cannot be fully predicted or planned for with certainty.

         Capital Costs and Expenses in Adopting New Food Formats. The Company's traditional menu at its Elephant & Castle restaurants has emphasized popular English-style dishes with a broad range of typical North American foods, such as burgers and pasta. As the Company undertakes additional hotel and resort operations, it is facing business issues relating to food formats. The Company only recently started a "deli"-concept restaurant: "Rosie's at Rosedale on Robson," and a "red meat" concept of Alamo Grill in the Mall of America, Minneapolis, Minnesota, and will be utilizing the "Rainforest" food presentations at the Canadian Rainforest Restaurants. A diverse set of food formats presents risks relating to retaining and controlling the quality and costs of service.

         Executive Management: Need for Additional Managers. The Company believes that the development of its business has been, and will continue to be, influenced by the special skills and services of its executive management. Jeffrey M. Barnett, the Chief Executive Officer, President and Chairman of the Board of the Company, and George W. Pitman, Vice President, Design and Development, co-founded the Company in 1977. Both have five-year employment agreements with the Company which expire in 1998. Peter J. Barnett, another founder of the Company, recently left the employ of the Company, but remains active as a director and consultant to the Company. In August of 1997, the Company hired two senior executives, Mr. Martin O'Dowd, former President of Rainforest Cafe, Inc., as the Company's President U.S. Operations and Mr. Colin Stacey, former President of Keg Restaurants, as the Company's Chief Operating Officer.

         The Company will need additional middle level managers and administrators in order to accomplish its planned growth, specifically through its hotel food and beverage operations, development and administration of the Canadian Rainforest Restaurants, and other developing aspects of the business. The specific personnel necessary for the tasks to be undertaken have not yet been identified, nor has any formal search been commenced to find specific individuals. Experienced restaurant and hotel food and beverage management personnel are in competitive demand. There is no assurance that such personnel can be attracted to the Company or retained by the Company on favorable terms.

Risks Relating to the Industry

         Competition. The restaurant and food service industry is highly competitive and fragmented. There are innumerable restaurants and other food service operations that compete directly and indirectly with the Company. Many existing restaurant chains have significantly greater financial resources and higher total sales volume than does the Company. The restaurant business is often affected by changes in consumer taste and discretionary spending priorities, local economic conditions, demographic trends, traffic patterns in the vicinity of each restaurant, employee availability, and the type, number and location of directly competing restaurants.

         Government Regulation. The Company's business is subject to extensive provincial, state and local government regulation in the various jurisdictions in which its restaurants and its licensed-outlet-type operations are located, including regulations relating to alcoholic beverage control, public health and safety, and fire codes. The failure to obtain or retain food and liquor licenses could adversely affect the operation of the Company's restaurants. Delays or failures in obtaining such licenses, permits or approvals in the future could adversely interfere with the operation of one or more restaurants in a particular area.

General Risks

         Control by Directors and Officers. The Company's directors, officers and 10% or greater shareholders, including a major investment fund, and their affiliates beneficially own in excess of 43% of the shares of the Company's outstanding Common Stock. Consequently, these stockholders will have a substantial influence on the outcome of any matters submitted to the Company's stockholders for approval, including the election of directors. Such concentration of ownership may also have the effect of preventing a change in control of the Company.

         Possible Volatility of Stock Price. The Common Stock of the Company is listed on The Nasdaq SmallCap Market and on the Pacific Stock Exchange. The market for the shares held by the public stockholders is limited, and only a limited number of brokerage firms are known to be making a market in such shares. As a consequence, future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations, changes in tax laws regarding employee tip income or other developments may have a significant impact on the market price of the Company's securities and could cause the market price of the Company's securities to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of the Company's securities, regardless of the Company's actual performance.

         No Future Dividends. The Company plans to retain future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

         Dilutive Effect of Warrants and Options. The Company has reserved for issuance 2,286,254 shares of Common Stock upon the respective conversion or exercise of authorized outstanding convertible debt, options and warrants, including the 577,421 shares reserved for issuance upon the respective conversion or exercise of the Debentures and the Warrants. At least 1,295,000 shares of Common Stock issuable upon exercise of such convertible debt, options and warrants (not including the Debentures and the Warrants) is exercisable at $8.00 per share or higher. If the options and warrants are exercised, the percentage of Common Stock then held by the existing stockholders will be reduced. These options and warrants can be expected to be exercised at a time when the Company would be able to obtain funds from the sale of Common Stock or other securities at a price higher than the exercise price thereof.

                                 USE OF PROCEEDS

         The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

         The Company will receive an aggregate of U.S. $1,871,080 as payment for the exercise of the Warrants underlying the 281,125 Shares offered hereby (assuming no adjustment to the exercise price of the Warrants, as provided therein). These proceeds will be used by the Company for working capital.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to Selling Stockholders. The number of Shares that may actually be sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of September 30, 1997, concerning the beneficial ownership of Common Stock of each of the Selling Stockholders. All information concerning beneficial ownership has been furnished by the Selling Stockholders.

                                                                                                         Shares of Common
                                             Shares of Common               Shares of Common                Stock Owned
                                                Stock Owned                Stock Owned in the            After Sale of All
                                              Before Offering                   Offering                    Shares (9)
                                       -----------------------------        ------------------          ---------------------
  Name of Stockholder                  Number(1)          Percent(2)              Number                Number        Percent
  -------------------                  ---------          ----------              ------                ------        -------
CPR  (USA) Inc.                         189,778               6.0%             189,778 (3)                0             0

Libertyview Plus Fund                    94,889               3.1%              94,889 (4)                0             0

Libertyview Fund, LLC                    31,629               1.0%              31,629 (5)                0             0

LHIP Acquisition Company,                34,500               1.1%              34,500 (6)                0             0
LLC

Colman Abbe                              20,000                 *               20,000 (6)                0             0

Jeffrey Berman                            7,250                 *                7,250 (6)                0             0

Richard Abbe                              7,250                 *                7,250 (6)                0             0

Ceaser Fraschilla                         1,000                 *                1,000 (6)                0             0

David Stetson                            17,500                 *               17,500 (6)                0             0

Jeffrey Supinsky                         17,500                 *               17,500 (6)                0             0

Securities Trading Services              75,000               2.5%              75,000 (7)                0             0
Inc.

Richard Galterio                         50,000               1.6%              50,000 (7)                0             0

Steven Bramson                           25,000                 *               25,000 (7)                0             0

Barclay Capital Corporation               6,125                 *                6,125 (8)                0             0

David Cohen(10)                          74,500               2.5%              59,500               15,000             *

TOTAL                                   651,921              21.8%             636,921               15,000             *
----------------------
*  Less than 1.0%

         (1) Represents those shares of Common Stock held by the Selling Stockholder, if any, together with those shares that such Selling Stockholder has the right to acquire within 60 days from the date of this Prospectus. Each of the Selling Stockholders specifically disclaims beneficial ownership of the shares of Common Stock held (or acquirable upon exercise or conversion of any derivative securities held) by the other Selling Stockholders and, as such, the number of shares of Common Stock represented hereby does not reflect any shares of Common Stock beneficially owned by any other Selling Stockholder.

         (2) The percentages indicated are based on 2,985,447 shares of Common Stock issued and outstanding as of September 30, 1997.

         (3) Represents a maximum of 177,778 Shares acquirable upon conversion of the Debentures and 12,000 Shares acquirable upon exercise of the Warrants.

         (4) Represents a maximum of 88,889 Shares acquirable upon conversion of the Debentures and 6,000 Shares acquirable upon exercise of the Warrants.

         (5) Represents a maximum of 29,629 Shares acquirable upon conversion of the Debentures and 2,000 Shares acquirable upon exercise of the Warrants.

         (6) Represents Shares acquirable upon exercise of certain Warrants (or replacement warrants) issued to such Selling Stockholder in connection with the initial public offering of the Company's Common Stock.

         (7) Represents Shares acquirable upon exercise of certain Warrants issued by the Company in connection with advisory services related to certain debt financing.

         (8) Represents Shares acquirable upon exercise of certain Warrants issued by the Company in connection with its 1996 acquisition of the Alamo Grill Restaurant.

         (9) Assumes all of the Shares being offered will be sold. Because each of the Selling Stockholders may sell all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is not now a "firm commitment" underwritten offering, the actual number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering may vary. See "Plan of Distribution."

         (10) Mr. Cohen is corporate counsel to the Company.

         The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

         Pursuant to the terms of that Registration Rights Agreement dated July 14, 1997 (the "Registration Rights Agreement"), the Company has agreed to file the Registration Statement to which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement until July 1999 or until the Shares have otherwise been sold or are available for resale pursuant to Rule 144 promulgated under the Securities Act, in each case, as contemplated by the Registration Rights Agreement. In addition, the Company and the Selling

Stockholders agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. All of the registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of counsel for the Company will be paid by the Company; provided, however, that any underwriting discounts and selling commissions will be borne by the Selling Stockholders.

         Except as specifically set forth herein, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

         Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on over-the-counter markets, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

         The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         If one or more Selling Stockholders engages an underwriter or underwriters, information concerning such underwriters, the compensation to be received by such underwriters and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017.


                                     EXPERTS

         The consolidated financial statements of Elephant & Castle Group Inc. and subsidiaries included in the Company's annual report on Form 10-KSB for the year ended December 31, 1996 incorporated herein by reference have been audited by Pannell Kerr Foster, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

    SEC Registration Fee                                         $ 1,498
    Printing registration statement and other documents.........   3,500*
    Legal fees and expenses.....................................  10,000*
    Accounting fees and expenses................................   1,000*
    Miscellaneous expenses......................................   1,002*
                                                                  ------

                                                                 $17,000*
                                                                 =======
* Estimated

Item 15.  Indemnification of Directors and Officers.

         Article 21.1 of the Company's Articles of Association provides, with respect to the indemnification of directors and officers, that the Company shall indemnify, subject to the [Company Act], any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that such person is or was a director, manager, or officer of the Company, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if such person acted honestly and in good faith with a view to the best interests of the Company, if such person exercised the care, diligence and skill of a reasonably prudent person, and, with respect to any criminal or administrative action or proceeding, such person had reasonable grounds for believing that his or her conduct was lawful. The provisions of Article 21.1 are deemed to be a term of every contract of employment or office of every director, manager, and officer of the Company.

         Article 21.2 of the Company's Articles of Association provides that, subject to the Company Act, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise and whether civil, criminal or administrative, by reason of the fact that he is or was an employee or agent of the Company or is or was serving in any other capacity on behalf of the Company at its request including, but without limiting the generality of the foregoing, serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the Company or other corporation or other legal entity or enterprise as aforesaid, and, with respect to any criminal or administrative action or proceeding, if he had reasonable grounds for believing that his conduct was lawful. The provisions of Article 21.2 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.4 provides that the Company may indemnify any person, other than a director, in respect of any losses, damages, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company, unless such losses, damages, costs or expenses shall arise out of failure to comply with instructions, willful act or default or fraud by such person, and in any of such events the Company shall only indemnify such person if the directors, in their absolute discretion, so decide. The provisions of this
Article 21.4 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.6 provides that the Company may give indemnities, on such terms and conditions as it deems appropriate, to any director, officer, employee, agent or other person who has undertaken or is about to undertake any liability on behalf of the Company or any corporation controlled by it. The provisions of Article 21.6 shall not be part of any contract or agreement between any aforesaid person and the Company unless expressly made so by the terms of the contract or agreement with the Company.

         Article 21.7 provides that, subject to the Company Act and other applicable laws and statutes, no director, officer, employee or agent for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Board, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be invested or for any loss or damages arising from the bankruptcy, insolvency, or tortious act of any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his own willful act or omission, default, negligence, breach of trust or breach of duty.

Item 16.          Exhibits and Financial Statement Schedules.

 Exhibit
  Number                   Description of Exhibit
  ------                   ----------------------


  4.01    --   Specimen Certificate representing the Common Stock (1)
  5.01*   --   Opinion of Parker Duryee Rosoff & Haft
 23.01    --   Consent of Pannell Kerr Forster
 23.02*   --   Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.01 hereof)
 24.01    --   Power of attorney (included in the signature  page of Part II of this Registration Statement)
---------------
*    To be filed by amendment
(1) Such Exhibit was filed with the Company's Registration Statement (File No. 33-60612) declared effective June 30, 1993 and is hereby incorporated by reference.

Item 17.  Undertakings.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on December 23, 1997.

                                       ELEPHANT & CASTLE GROUP INC.

                                       By: *
                                           ---------------------
                                           Jeffrey M. Barnett
                                           President and Chief Executive Officer



        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

  Signature                                   Title                                              Date
  ---------                                   -----                                              ----
*                                  Chairman of the Board, President and                     December 23, 1997
---------------------              Director (Principal Executive Officer)
Jeffrey M. Barnett

*                                  Vice President and Director                              December 23, 1997
-------------------
George W. Pitman

\s\Daniel DeBou                    Principal Financial Officer and Principal                December 23, 1997
---------------                    Accounting Officer
Daniel DeBou

*                                  President of U.S. Operations and Director                December 23, 1997
----------------
Martin O'Dowd

*                                  Chief Operating Officer and Director                     December 23, 1997
----------------
Colin Stacey

*                                  Director                                                 December 23, 1997
-------------------
Peter J. Barnett

*                                  Director                                                 December 23, 1997
-----------------
William McEwen


  Signature                                   Title                                              Date
  ---------                                   -----                                              ----


-----------------
David Wiederecht                   Director


-----------------
Anthony Mariani                    Director

---------------

* Daniel DeBou, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Registration Statement on behalf of each of the persons referenced above.

December 23, 1997

                                                                 /s/Daniel DeBou
                                                                 ---------------
                                                                 Daniel DeBou